Exhibit 10.5

EXECUTION VERSION

NON-COMPETITION AGREEMENT

This Non-Competition Agreement dated April 15, 2008 (the "Non-Competition Agreement"), is by and among Rick’s Cabaret International, Inc., Texas corporation, (“Rick’s”) and John Cornetta (“Cornetta”).

W I T N E S S E T H:

WHEREAS, the parties entered into a Purchase Agreement dated April 15, 2008 (the “Purchase Agreement”), between Cornetta, Don Waitt, TEEZE International, Inc., a Delaware corporation (“TEEZE”), Adult Store Buyer Magazine, LLC, a Georgia limited liability company (“ASB”), RCI Entertainment (Media Holdings), Inc., a Texas corporation (“RCI Media”) and Rick’s Cabaret International, Inc., a Texas corporation (“Rick’s”) pursuant to which  pursuant to which RCI Media would acquire 100% of the issued and outstanding common stock of TEEZE (the “TEEZE Stock”) and 100% of the issued and outstanding membership interest in ASB (the “Membership Interest”) from Cornetta and Waitt (the “Transaction”); and

WHEREAS, pursuant to the terms and condition of the Purchase Agreement, Cornetta has agreed to sell to RCI Media his ownership interest in TEEZE and ASB (the “Acquisition”); and

WHEREAS, Cornetta will benefit from the Transaction; and

WHEREAS, in connection with the Transaction, RCI Media and Rick’s have agreed to pay Cornetta cash and certain other consideration, as more fully described in the Purchase Agreement; and

WHEREAS, RCI Media and Rick’s require that Cornetta enter into this Non-Competition Agreement as a condition to RCI Media and Rick’s entering into the Transaction; and

WHEREAS, Cornetta agree to enter into this Non-Competition Agreement in consideration of acts on the part of RCI Media and Rick’s as contemplated by the Transaction; and

WHEREAS, all terms not defined herein shall have the meaning set forth in the Purchase Agreement, as amended.

NOW, THEREFORE, in consideration of the premises, the closing of the Transaction and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.             Covenants.  From and after the date of this Non-Competition Agreement through and including the five (5) year period immediately following the date of this Non-Competition Agreement (such five (5) year period, the “Restricted Period”), Cornetta shall not compete with  Rick’s or any of Rick’s subsidiaries or affiliates, including, but not limited to, RCI Media, and shall not either individually or jointly, directly or indirectly, whether for compensation or not, alone or in association with any other person or entity, without the express written consent of Rick’s:

(a)
Own or share in the earnings of, carry on, manage, operate, control, be engaged in, render services to, solicit customers for, participate in or otherwise be connected with, any business engaged in the operation publishing any sexually oriented industry trade print publications, with the exception of a publication known as “Xcitement” which is currently owned and operated by Cornetta; or

(b)
Solicit or induce, or attempt to solicit or induce, any employee, independent contractor, or agent or consultant of Rick’s or RCI Media to leave his or her employment or terminate his or her agreement or relationship with Rick’s or the RCI Media.

2.             Acknowledgments and Agreements of Cornetta.  Cornetta acknowledges and agrees that:

(a)	Due to the nature of Rick’s business, the foregoing covenants place no greater restraint upon Cornetta than is reasonably necessary to protect the business and goodwill of Rick’s;

(b)	These covenants protect a legitimate interest of Rick’s and do not serve solely to limit Rick’s future competition;

(c)	This Non-Competition Agreement is not an invalid or unreasonable restraint of trade;

(d)	A breach of these covenants by Cornetta would cause irreparable damage to Rick’s;

(e)	These covenants will not preclude Cornetta from becoming gainfully employed following the closing of the Purchase Agreement;

(f)
These covenants are reasonable in scope and are reasonably necessary to protect Rick’s business and goodwill and valuable and extensive trade which Rick’s have established through their own expense and effort;

(g)	The signing of this Non-Competition Agreement is necessary as part of the consummation of the Transaction previously discussed; and

(h)
Cornetta has carefully read and considered all provisions of this Non-Competition Agreement and agrees that all of the restrictions set forth are fair and reasonable and are reasonably required for the protection of the interests of Rick’s Media.

3.             Remedies, Injunction.  In the event of an actual breach of any provisions of this Non-Competition Agreement by Cornetta, Cornetta agrees that Rick’s shall be entitled to a temporary restraining order, preliminary injunction and/or permanent injunction restraining and enjoining Cornetta from violating the provisions herein.  Nothing in this Non-Competition Agreement shall be construed to prohibit Rick’s from pursuing any other available remedies for such breach or threatened breach, including the recovery of damages from Cornetta.  Cornetta further agrees that, for the purpose of any such injunction proceeding, it shall be presumed that Rick’s legal remedies would be inadequate and that Rick’s would suffer irreparable harm as a result of any violation of the provisions of this Non-Competition Agreement by Cornetta.

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4.             Severability.  In the event that any of the provisions of this Non-Competition Agreement are held to be invalid or unenforceable in whole or in part, those provisions to the extent enforceable and all other provisions shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included in this Non-Competition Agreement.  In the event that any provision relating to the time period or scope of a restriction shall be declared by a court of competent jurisdiction to exceed the maximum time period or scope such court deems reasonable and enforceable, then the time period or scope of the restriction deemed reasonable and enforceable by the court shall become and shall thereafter be the maximum time period or the applicable scope of the restriction.  Cornetta further agrees that such covenants and/or any portion thereof are severable, separate and independent, and should any specific restriction or the application thereof, to any person, firm, corporation, or situation be held to be invalid, that holding shall not affect the remainder of such provisions or covenants.

5.	General Provisions.

(a)
Notices.  Any notices to be given hereunder by either party to the other may be effected either by personal delivery in writing or by mail, registered or certified, postage prepaid with return receipt requested or by a recognized overnight delivery service.  Mailed notices shall be addressed to the parties at the addresses set forth below, but each party may change their address by written notice in accordance with this Paragraph (a).  Notices delivered personally shall be deemed communicated as of actual receipt; mailed notices shall be deemed communicated as of three (3) days after mailing; and overnight delivery service shall be deemed delivered one (1) day after depositing with the overnight delivery service.

If to Rick’s or	Eric Langan, President
Or RCI Media:	10959 Cutten Road
Houston, Texas 77066

With a copy to:	Mr. Robert D. Axelrod
Axelrod, Smith & Kirshbaum
5300 Memorial Drive, Suite 700
Houston, Texas 77007

If to Cornetta:	John Cornetta
5961 Live Oak Parkway, Suite A
Norcross, GA  30092

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with a copy to:	Christopher P. Berney, Esq.
1720 Peachtree St. NW, #150
Norcross, Georgia  30092

(b)
Law Governing Non-Competition Agreement and Venue.  This Non-Competition Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, without regard to principles of conflict of laws.

(c)
Execution.  This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

(d)
Contract Terms to be Exclusive.  This Non-Competition Agreement contains the sole and entire agreement between the parties and shall supersede any and all other agreements between the parties with respect to the agreement of Cornetta not to compete with Rick’s.

(e)
Waiver or Modification Ineffective Unless in Writing.  It is further agreed that no waiver or modification of this Non-Competition Agreement or of any covenant, condition, or limitation herein contained shall be valid unless in writing and duly executed by the party to be charged therewith and that no evidence of any waiver or modification shall be offered or received in evidence in any proceeding or litigation between the parties hereto arising out of or affecting this Non-Competition Agreement, or the rights or obligations of any party hereunder, unless such waiver or modification is in writing, duly executed as aforesaid.

(f)
Assignment.  The rights and benefits of Rick’s under this Non-Competition Agreement shall inure to the benefit of and be binding upon the successors and assigns of Rick’s.  The rights of Cornetta hereunder are personal and nontransferable except that the rights and benefits hereof shall inure to the benefit of the heirs, executors and legal representatives of Cornetta.

(g)	Binding Effect. Except as otherwise provided herein, this Non-Competition Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE.]

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IN WITNESS WHEREOF, this Non-Competition Agreement has been executed as of the 15th day of April, 2008.

RICK’S CABARET INTERNATIONAL, INC.

By:	/s/ Eric Langan
Eric Langan, President

/s/ John Cornetta
John Cornetta, Individually

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